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                                                                   EXHIBIT 10-17


               FREMONT GENERAL CORPORATION & AFFILIATED COMPANIES

                     MANAGEMENT INCENTIVE COMPENSATION PLAN


                                     PURPOSE

The Management Incentive Compensation Plan ("the Plan") gives you a personal stake in helping to make our vision for the future a reality. Most importantly, it supports our long-standing belief that our actions speak louder than words, and our results speak for themselves.

The Plan is designed to encourage and reinforce performance in achieving or exceeding established pretax earnings goals, and to reward you for these achievements. The details of how you can be substantially rewarded for your contribution to Fremont General Corporation and its affiliated companies ("the Company") are described in this booklet. Please carefully read the following pages as they outline the Plan.

                                   ELIGIBILITY

- The Plan year runs from January 1 through December 31. Participants must be actively employed by the Company and in good standing at the end of the Plan year.

- Participants must be actively employed in an eligible position as of June 30 for full participation in that year's Plan. Exceptions must be approved by the Senior Vice President and Chief Administrative Officer of Fremont General Corporation.

- Participants must achieve an individual performance rating of "satisfactory" or better to be eligible.

- Participants must be employed and in good standing by the Company at the time the bonus is paid.

                              DETERMINATION OF FUND

The bonus fund for Fremont General Corporation and its affiliated companies is determined by the degree to which each company achieves its pretax earnings goal established in the annual business plan. Funding of the Plan will commence at 80% achievement of pretax earnings targets to a maximum of 120%. The bonus fund is increased as participants become eligible during the Plan year, or reduced as participants become ineligible for the Plan.

For some participants, bonuses are weighted between regional or division results and company results. If the region or division achieves at least 80% of its own target, participants are eligible for a bonus based on regional or division results, even if the company does not achieve at least 80% of target. If the region or division and the company each achieve at least 80% of their respective targets, participants are eligible for a bonus based on overall company results.

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                               BONUS OPPORTUNITIES

"Target" bonus is determined by pay grade and is expressed as a percentage of annualized base salary. The personalized statement in this booklet illustrates the range (minimum, target, and maximum) of bonus opportunity for the Plan year.

Bonuses are paid in the first quarter following the close of the Plan year. Bonuses are subject to all applicable tax withholding and reporting requirements then in effect.

                               GENERAL PROVISIONS

NEW HIRES/PROMOTIONS

New hires and promotions occurring during the Plan year must meet the eligibility criteria to be considered an eligible participant.

TRANSFERS

In the event of a transfer, bonuses will be allocated to the Company where the participant was employed the majority of the Plan year.

LEAVES OF ABSENCE

Bonuses are calculated based on the number of months the participant worked in an eligible position. Participants on leaves of absence that extend beyond ninety (90) days during the Plan year will not be eligible for full participation. Participants on leaves of absence in excess of six (6) months during the Plan year will be disqualified from any participation in that year's bonus.

CORRECTIVE ACTION OR REMEDIAL PROCEDURES

If a participant engages in conduct which results in remedial procedures and/or corrective action at or before the time a bonus is paid, or the employee is otherwise not in good standing with the Company at such time, then, notwithstanding any other provisions of this Plan, all or part of any unpaid bonus may be reduced or eliminated at the sole discretion of the Company.

RETIREMENT/DISABILITY/DEATH

If a participant terminates employment for reasons of retirement, disability, or death, the following schedule applies:

      Timing of Event                            Disposition of Bonus
      First half of Plan year (1/1 - 6/30)       No bonus
      Last half of Plan year (7/1 - 12/31)       Prorated bonus
      Between year end and payment of bonus      Full bonus

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                         GENERAL PROVISIONS (CONTINUED)

TERMINATION

Termination of employment, for the purposes of this Plan, shall mean the day the participant leaves the job, which may or may not be the last day on the Company's payroll.

                               PLAN PARTICIPATION

Participation in the Plan with respect to a certain plan year is not in and of itself to be construed as evidence of a right to participate in any subsequent plan year. For each successive plan year, participation shall be confirmed only by properly approved designation of the Employee as a participant.

                         PLAN CHANGES AND INTERPRETATION

The Company reserves the right at its sole and absolute discretion to revise, supplement, or discontinue all or part of this Plan at any time without notice. All decisions of the Company in regard to interpretation and application of the Plan shall be final and not subject for appeal or review. Furthermore, the Plan does not constitute a contract of employment or other contractual arrangement and nothing contained herein, nor any modifications subsequently adopted, shall be construed to limit the rights the Company has to terminate the Employee's employment, including the Company's right to terminate at will or without cause or notice.

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